EXHIBIT 15.2

Thank you for your interest in McGraw Conglomerate Corporation.

Once adequate funding has been achieved, McGraw Conglomerate will be able to make investments in companies that we believe could bring attractive returns to our investors.

McGraw Conglomerate intends to make investments in industries that have shown great potential to create returns for the company and for its investors.

Potential industries of investment include:

- Residential and Commercial Construction

- Oil and Clean Energy

- Entertainment and Fitness

And

- Finance and Insurance Services

My name is Ken McGraw…. CEO of McGraw Conglomerate Corporation

For the past 20 years, I’ve been in the banking and finance industries.

I worked with both small family businesses, and large corporations, to help them expand and become more profitable.

With adequate funding, McGraw Conglomerate will invest in only well established and profitable business operations. Businesses with a track record of success.

Whether its Energy or Entertainment…. Construction or Finance…. McGraw Conglomerate will invest, as a function of moneys we raise in this IPO, in industries that we believe has potential to bring significant returns to our investors.

Thank you for your interest in McGraw Conglomerate Corporation.